Exhibit 99.1

Resource Center: 1-800-732-6643
Contact:    Pete Bakel
202-752-2034
Date:    November 7, 2012

Fannie Mae Reports Net Income of $1.8 Billion for Third Quarter 2012

Company Generates Net Income of $9.7 Billion for First Nine Months of 2012;
Expects to Report Annual Net Income for First Time Since 2006

Credit Quality

•	High-quality new book of business accounts for 63 percent of single-family guaranty book of business as of September 30, 2012.

•	Single-family serious delinquency (“SDQ”) rate declined ten consecutive quarters as of third quarter 2012; SDQ rate is substantially lower than private market levels.

Support to the Market Since January 1, 2009

•	Funded the mortgage market with approximately $3.0 trillion in liquidity providing financing for
▪2.5 million home purchases and 8.9 million mortgage refinancings, and
▪1.5 million units of quality rental housing.

•	Enabled homeowners in distress to retain their homes or avoid foreclosure; completed approximately 1.3 million loan workouts, including more than 839,000 modifications.

WASHINGTON, DC – Fannie Mae (FNMA/OTC) today reported net income of $1.8 billion in the third quarter of 2012, compared with a net loss of $5.1 billion in the third quarter of 2011. For the first nine months of 2012, the company has reported $9.7 billion in net income. Lower credit-related expenses resulting from an increase in actual and expected home prices, higher sales prices on the company’s real-estate owned (“REO”) properties, and a decline in fair value losses contributed to the continued improvement in the company’s financial results.

The company reported comprehensive income of $2.6 billion in the third quarter of 2012. The company is able to pay its third-quarter dividend of $2.9 billion to the Department of the Treasury without any draw under its senior preferred stock purchase agreement.

“We are seeing signs of sustained improvement in housing and our actions to support the housing recovery have generated strong financial results in 2012,” said Timothy J. Mayopoulos, president and chief executive officer. “Fannie Mae’s priorities are well aligned with the public interest. Our financial condition has improved markedly. We have paid the Treasury $8.7 billion in 2012 and our expected ability to pay taxpayers is growing. We continue to fund the mortgage market, assist homeowners in distress, and lay the foundation for a better housing finance system.”

“We reported strong revenue for the first nine months of 2012 and expect to report annual net income for the first time since 2006,” said Susan McFarland, executive vice president and chief financial officer. “The improvement in our financial condition was driven primarily by a substantial reduction in credit expense due, in large part, to higher home prices and a reduction in seriously delinquent loans. We continue to focus on foreclosure prevention solutions to reduce delinquencies and to keep homeowners in their homes.”

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As a result of the company’s positive net worth as of September 30, 2012, the company will not request a draw from Treasury for the third quarter of 2012 under the senior preferred stock purchase agreement between Fannie Mae and Treasury. The total liquidation preference of Treasury’s senior preferred stock remains at $117.1 billion, which requires a dividend payment of $2.9 billion for the fourth quarter of 2012. Through September 30, 2012, Fannie Mae has paid $28.5 billion in cash dividends to Treasury on the senior preferred stock.

In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. Beginning in 2013, the required senior preferred stock dividends each quarter will equal the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount will be $3.0 billion for each quarter of 2013 and will be reduced by $600 million each year until it reaches zero in 2018.

Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2011.

Treasury Draw Requests and Dividend Payments

(1)
Treasury draw requests are shown in the period for which they were requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds.

HURRICANE SANDY MORTGAGE RELIEF

Fannie Mae is taking steps to help homeowners impacted by Hurricane Sandy. The company has authorized its mortgage servicers to provide a full range of mortgage relief options to homeowners with mortgages owned or guaranteed by Fannie Mae whose homes were damaged or who experienced a disruption in income as a result of Hurricane Sandy. Options available to Fannie Mae servicers include: extending forbearance on mortgage payments for up to 12 months, where appropriate; providing loan modifications; waiving late payment charges; suspending the reporting of forbearance or delinquency to

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credit bureaus for a homeowner who has been granted relief; and suspending the initiation of a foreclosure action.

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET

Fannie Mae provided approximately $3.0 trillion in liquidity to the mortgage market from January 1, 2009 through September 30, 2012 through its purchases and guarantees of loans, which enabled borrowers to complete 8.9 million mortgage refinancings and 2.5 million home purchases, and provided financing for 1.5 million units of multifamily housing.
The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the third quarter of 2012, with an estimated market share of new single-family mortgage-related securities issuances of 52 percent, compared with 43 percent in the third quarter of 2011. Fannie Mae also remained a constant source of liquidity in the multifamily market. As of June 30, 2012 (the latest date for which information is available), the company owned or guaranteed approximately 22 percent of the outstanding debt on multifamily properties.

In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has devoted significant resources towards helping to build a new housing finance system for the future, primarily through pursuing the strategic goals identified by its conservator, the Federal Housing Finance Agency. These strategic goals are: build a new infrastructure for the secondary mortgage market; gradually

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contract the company’s dominant presence in the marketplace while simplifying and shrinking its operations; and maintain foreclosure prevention activities and credit availability for new and refinanced mortgages.

CREDIT QUALITY

New Single-Family Book of Business: Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. Sixty-three percent of Fannie Mae’s single-family guaranty book of business as of September 30, 2012 consisted of loans it had purchased or guaranteed since the beginning of 2009. While it is too early to know how the single-family loans the company has acquired since January 1, 2009 will ultimately perform, given their strong credit risk profile and based on their performance so far, the company expects that these loans, in the aggregate, will be profitable over their lifetime, meaning the company’s fee income on these loans will exceed the company’s credit losses and administrative costs for them. If future conditions turn out to be more unfavorable than the company’s expectations, these loans could become unprofitable.

Single-family conventional loans acquired by Fannie Mae in the first nine months of 2012 had a weighted average FICO credit score at origination of 761 and an average original loan-to-value (“LTV”) ratio of 74 percent. The average original LTV ratio for the company’s acquisitions increased in the first nine months of 2012 because the company acquired more loans with higher LTV ratios in that period than in prior periods as changes to the Home Affordable Refinance Program (“HARP”) were implemented.

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Fannie Mae’s Expectations Regarding Future Loss Reserves and Credit-Related Expenses: The company’s total loss reserves decreased to $66.9 billion as of September 30, 2012 from $76.9 billion as of December 31, 2011. The company expects the trends of stabilizing home prices and declining single-family serious delinquency rates will continue, although it expects serious delinquency rates to decline at a slower pace than in recent periods. As a result, the company believes that its total loss reserves peaked as of December 31, 2011. Accordingly, the company does not expect total loss reserves to increase above $76.9 billion in the foreseeable future. The company also believes that its credit-related expenses will be significantly lower in 2012 than in 2011. Although the company expects these positive trends to continue, the amount of credit-related expenses the company recognizes in future periods could vary significantly from period to period, and may be affected by many different factors. For information on factors that may affect future credit-related expenses and other risk factors, please refer to the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012.

Fannie Mae’s single-family serious delinquency rate has declined each quarter since the first quarter of 2010, and was 3.41 percent as of September 30, 2012, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives, and completed foreclosures, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009.

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HOME RETENTION SOLUTIONS AND FORECLOSURE ALTERNATIVES

To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications. Fannie Mae completed nearly 42,000 loan modifications during the third quarter of 2012, bringing the total number of loan modifications the company has completed since January 1, 2009 to more than 839,000.

As the company works to reduce credit losses, it also seeks to assist struggling borrowers, help stabilize communities, and support the housing market. In dealing with struggling borrowers, Fannie Mae first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives. If the company is unable to provide a viable home retention solution for a struggling borrower, the company seeks to offer a foreclosure alternative and complete it in a timely manner. From January 1, 2009 through September 30, 2012, the company completed approximately 264,000 preforeclosure sales (also known as short sales) and deeds-in-lieu of foreclosure. When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously. The goal of these efforts is to help minimize delinquencies that can adversely impact local home values and destabilize communities, as well as lower costs to Fannie Mae.

REFINANCING INITIATIVES

Through the company’s Refi Plus™ initiative, which provides expanded refinance opportunities for eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 312,000 loans in the third quarter of 2012. Some borrowers’ monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed-rate mortgage, or to switch from an interest-only mortgage to a fully amortizing mortgage. Even taking these into account, refinancings delivered to Fannie Mae through Refi Plus in the third quarter of 2012 reduced borrowers’ monthly mortgage payments by an average of $221.

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FORECLOSURES AND REO

Fannie Mae acquired 41,884 single-family REO properties, primarily through foreclosure, in the third quarter of 2012, compared with 43,783 in the second quarter of 2012. As of September 30, 2012, the company’s inventory of single-family REO properties was 107,225, compared with 109,266 as of June 30, 2012. The carrying value of the company’s single-family REO was $9.3 billion as of September 30, 2012.

The company’s single-family foreclosure rate was 1.01 percent for the first nine months of 2012. This reflects the annualized number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its quarterly report on Form 10-Q for the quarter ended September 30, 2012, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its foreclosure-prevention efforts, and other measures is contained in the “2012 Third-Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.

# # #

In this release and the accompanying Appendix, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company's future earnings and financial results; the value the company can deliver to taxpayers; the company's future loss reserves and credit-related expenses; the profitability of its loans; its draws from dividends to be paid to Treasury; the trends of stabilizing home prices and declining serious delinquency rates; the impact of the company's actions on its future losses, delinquencies, costs and credit losses; and future volatility in the fair value

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of the company's trading securities and derivatives. These estimates, forecasts, expectations, and statements are forward looking statements based on the company's current assumptions regarding numerous factors, including future home prices and the future performance of its loans. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of home price changes, interest rate changes, unemployment rates, other macroeconomic variables, government policy, credit availability, social behaviors, including increases in the number of underwater borrowers who strategically default on their mortgage loan, the volume of loans it modifies, the nature, volume and effectiveness of its loss mitigation strategies and activities, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, future legislative or regulatory requirements that have a significant impact on the company's business such as a requirement that the company implement a principal forgiveness program, future updates to the company's models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles, changes to the company's accounting policies, failures by its mortgage seller-servicers to fulfill their repurchase obligations to it, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help homeowners, the conservatorship and its effect on the company's business, the investment by Treasury and its effect on the company's business, changes in the structure and regulation of the financial services industry, the company's ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the performance of the company's servicers, conditions in the foreclosure environment, natural or other disasters, and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company's quarterly report on Form 10-Q for the quarter ended September 30, 2012 and its annual report on Form 10-K for the year ended December 31, 2011, and elsewhere in this release.

Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.

Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by purchasing or guaranteeing mortgage loans originated by mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

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APPENDIX

SUMMARY OF THIRD QUARTER 2012 RESULTS

Fannie Mae reported net income of $1.8 billion for the third quarter of 2012, compared with net income of $5.1 billion for the second quarter of 2012 and a net loss of $5.1 billion for the third quarter of 2011. As a result of the company’s positive net worth as of September 30, 2012, which takes into account dividends paid on senior preferred stock held by Treasury, the company will not request a draw for the quarter from Treasury under the senior preferred stock purchase agreement.

Summary of Financial Results

(Dollars in millions)	3Q12	2Q12	Variance	3Q11	Variance
Net interest income	$ 5,317	$ 5,428	$ (111)	$ 5,186	$ 131
Fee and other income	378	395	(17)	291	87
Net revenues	5,695	5,823	(128)	5,477	218
Investment gains, net	134	131	3	73	61
Net other-than-temporary impairments	(38)	(599)	561	(262)	224
Fair value losses, net	(1,020)	(2,449)	1,429	(4,525)	3,505
Administrative expenses	(588)	(567)	(21)	(591)	3
Credit-related (expenses) income					
(Provision) benefit for credit losses	(2,079)	3,041	(5,120)	(4,151)	2,072
Foreclosed property income (expense)	48	70	(22)	(733)	781
Total credit-related (expenses) income	(2,031)	3,111	(5,142)	(4,884)	2,853
Other non-interest expenses [(1)]	(339)	(331)	(8)	(373)	34
Net losses and expenses	(3,882)	(704)	(3,178)	(10,562)	6,680
Net income (loss)	1,813	5,119	(3,306)	(5,085)	6,898
Less: Net loss (income) attributable to noncontrolling interest	8	(5)	13	-	8
Net income (loss) attributable to Fannie Mae	$ 1,821	$ 5,114	$ (3,293)	$ (5,085)	$ 6,906
Total comprehensive income (loss) attributable to Fannie Mae	$ 2,567	$ 5,442	$ (2,875)	$ (5,282)	$ 7,849
Preferred stock dividends	$ (2,929)	$ (2,929)	$ -	$ (2,494)	$ (435)

(1) Consists of debt extinguishment (losses) gains, net and other expenses.

Net revenues were $5.7 billion in the third quarter of 2012, compared with $5.8 billion in the second quarter of 2012. Net interest income was $5.3 billion, compared with $5.4 billion in the second quarter of 2012. The decrease in net interest income compared with the second quarter of 2012 was due primarily to decreasing interest income on the company’s mortgage securities and loans held in its retained portfolio partially offset by lower interest expense on its Fannie Mae debt.

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Credit-related expenses, which consist of the provision for credit losses and foreclosed property expense, were $2.0 billion in the third quarter of 2012, compared with $3.1 billion in credit-related income in the second quarter of 2012. The shift to credit-related expenses in the third quarter of 2012 from credit-related income in the second quarter of 2012 was due primarily to an increase in the expected lives of modified loans as the company updated its assumptions with more recent data, which increased the expected cost related to concessions the company has granted to borrowers. While the company’s expectations of credit loss decreased due to better performance of its modified loans, the concessions granted to borrowers from modifications increased due to the longer average life of the loans. In addition, the company’s provision for credit losses in the third quarter of 2012 was negatively impacted by a change in its accounting for loans to certain borrowers who have received bankruptcy relief. This change led to an increase in the number of loans the company classifies as troubled debt restructurings, resulting in an increase in its provision for credit losses.

Credit losses, which the company defines as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $3.5 billion in the third quarter of 2012, compared with $3.8 billion in the second quarter of 2012. The decrease in credit losses was due primarily to improved REO prices, and a decrease in volume of foreclosure and short sale activity.

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Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, were $66.9 billion as of September 30, 2012, compared with $68.0 billion as of June 30, 2012 and $76.9 billion as of December 31, 2011. The total loss reserve coverage to total nonperforming loans was 26 percent as of September 30, 2012, compared with 28 percent as of June 30, 2012 and 31 percent as of December 31, 2011.

Net fair value losses were $1.0 billion in the third quarter of 2012, compared with net fair value losses of $2.4 billion in the second quarter of 2012. Fair value losses declined in the third quarter of 2012 due to lower derivative losses because interest rates declined less in the third quarter of 2012 than they did in the second quarter of 2012. The estimated fair value of the company’s trading securities and derivatives may fluctuate substantially from period to period because of changes in interest rates, credit spreads, and interest rate volatility, as well as activity related to these financial instruments.

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BUSINESS SEGMENT RESULTS

The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s mission of providing liquidity, stability, and affordability to the U.S. housing market. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company purchases and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets and other interest-earning non-mortgage investments, funding investments in mortgage-related assets primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.

Single-Family business had a net loss of $822 million in the third quarter of 2012, compared with net income of $4.4 billion in the second quarter of 2012. The shift to a net loss in the third quarter of 2012 was due primarily to credit-related expenses of $2.1 billion. The Single-Family guaranty book of business was $2.85 trillion as of September 30, 2012, compared with $2.84 trillion as of June 30, 2012. Single-Family guaranty fee income was $2.0 billion for both the third quarter of 2012 and the second quarter of 2012.

Multifamily had net income of $427 million in the third quarter of 2012, compared with $358 million in the second quarter of 2012. The Multifamily guaranty book of business was $202.2 billion as of September 30, 2012, compared with $198.5 billion as of June 30, 2012. Multifamily recorded credit-related income of $99 million in the third quarter of 2012, compared with $96 million in the second quarter of 2012. Multifamily guaranty fee income was $265 million for the third quarter of 2012 and $252 million for the second quarter of 2012.

Capital Markets group had net income of $4.1 billion in the third quarter of 2012, compared with $1.5 billion in the second quarter of 2012. Capital Markets’ net interest income for the third quarter of 2012 was $3.2 billion, compared with $3.4 billion for the second quarter of 2012. Fair value losses were $1.0 billion, compared with fair value losses of $2.5 billion in the second quarter of 2012. The Capital Markets mortgage investment portfolio balance decreased to $654.3 billion as of September 30, 2012, compared with $708.4 billion as of December 31, 2011, resulting from purchases of $199.1 billion, liquidations of $104.9 billion, and sales of $148.3 billion during the year.

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Third Quarter 2012 Results	13

ANNEX I
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets – (Unaudited)
(Dollars in millions, except share amounts)

	As of
	September 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$20,674	$17,539
Restricted cash (includes $54,750 and $45,900, respectively, related to consolidated trusts)	59,944	50,797
Federal funds sold and securities purchased under agreements to resell or similar arrangements	45,500	46,000
Investments in securities:
Trading, at fair value	42,522	74,198
Available-for-sale, at fair value (includes $1,042 and $1,191, respectively, related to consolidated trusts)	66,352	77,582
Total investments in securities	108,874	151,780
Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $95 and $66, respectively, related to consolidated trusts)	490	311
Loans held for investment, at amortized cost:
Of Fannie Mae	363,064	380,134
Of consolidated trusts (includes $7,840 and $3,611, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $1,040 and $798, respectively)	2,642,354	2,590,332
Total loans held for investment	3,005,418	2,970,466
Allowance for loan losses	(63,012)	(72,156)
Total loans held for investment, net of allowance	2,942,406	2,898,310
Total mortgage loans	2,942,896	2,898,621
Accrued interest receivable, net (includes $8,358 and $8,466, respectively, related to consolidated trusts)	9,963	10,000
Acquired property, net	10,278	11,373
Other assets (includes cash pledged as collateral of $2,038 and $1,109, respectively)	28,121	25,374
Total assets	$3,226,250	$3,211,484
LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable (includes $8,856 and $9,302, respectively, related to consolidated trusts)	$11,732	$12,648
Debt:
Of Fannie Mae (includes $830 and $838, respectively, at fair value)	652,971	732,444
Of consolidated trusts (includes $7,368 and $3,939, respectively, at fair value)	2,543,739	2,457,428
Other liabilities (includes $715 and $629, respectively, related to consolidated trusts)	15,396	13,535
Total liabilities	3,223,838	3,216,055
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	112,578
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding, respectively	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued, respectively, 1,158,077,970 and 1,157,767,400 shares outstanding, respectively	687	687
Accumulated deficit	(127,407)	(128,381)
Accumulated other comprehensive income (loss)	201	(1,235)
Treasury stock, at cost, 150,684,733 and 150,995,303 shares, respectively	(7,401)	(7,403)
Total Fannie Mae stockholders’ equity (deficit)	2,359	(4,624)
Noncontrolling interest	53	53
Total equity (deficit)	2,412	(4,571)
Total liabilities and equity (deficit)	$3,226,250	$3,211,484

See Notes to Condensed Consolidated Financial Statements

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FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) – (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Interest income:
Trading securities	$234	$274	$756	$822
Available-for-sale securities	789	1,160	2,551	3,525
Mortgage loans (includes $27,057 and $30,633, respectively, for the three months ended and $84,482 and $94,111, respectively, for the nine months ended related to consolidated trusts)	30,593	34,334	95,186	105,257
Other	53	26	131	79
Total interest income	31,669	35,794	98,624	109,683
Interest expense:
Short-term debt	38	66	112	254
Long-term debt (includes $23,395 and $27,157, respectively, for the three months ended and $73,469 and $82,928, respectively, for the nine months ended related to consolidated trusts)	26,314	30,542	82,570	94,311
Total interest expense	26,352	30,608	82,682	94,565
Net interest income	5,317	5,186	15,942	15,118
Provision for credit losses	(2,079)	(4,151)	(1,038)	(21,242)
Net interest income (loss) after provision for credit losses	3,238	1,035	14,904	(6,124)
Investment gains, net	134	73	381	319
Other-than-temporary impairments	(17)	(232)	(293)	(317)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive income	(21)	(30)	(408)	(45)
Net other-than-temporary impairments	(38)	(262)	(701)	(362)
Fair value losses, net	(1,020)	(4,525)	(3,186)	(5,870)
Debt extinguishment losses, net	(54)	(119)	(181)	(149)
Fee and other income	378	291	1,148	793
Non-interest loss	(600)	(4,542)	(2,539)	(5,269)
Administrative expenses:
Salaries and employee benefits	294	323	892	953
Professional services	195	173	542	531
Occupancy expenses	48	46	139	131
Other administrative expenses	51	49	146	150
Total administrative expenses	588	591	1,719	1,765
Foreclosed property (income) expense	(48)	733	221	743
Other expenses	285	254	775	638
Total expenses	825	1,578	2,715	3,146
Income (loss) before federal income taxes	1,813	(5,085)	9,650	(14,539)
Benefit for federal income taxes	—	—	—	91
Net income (loss)	1,813	(5,085)	9,650	(14,448)
Other comprehensive income (loss):
Changes in unrealized gains (losses) on available-for-sale securities, net of reclassification adjustments and taxes	741	(198)	1,416	(20)
Other	5	1	20	6
Total other comprehensive income (loss)	746	(197)	1,436	(14)
Total comprehensive income (loss)	2,559	(5,282)	11,086	(14,462)
Less: Comprehensive loss (income) attributable to the noncontrolling interest	8	—	4	(1)
Total comprehensive income (loss) attributable to Fannie Mae	$2,567	$(5,282)	$11,090	$(14,463)
Net income (loss)	$1,813	$(5,085)	$9,650	$(14,448)
Less: Net loss (income) attributable to the noncontrolling interest	8	—	4	(1)
Net income (loss) attributable to Fannie Mae	1,821	(5,085)	9,654	(14,449)
Preferred stock dividends	(2,929)	(2,494)	(8,675)	(6,992)
Net (loss) income attributable to common stockholders	$(1,108)	$(7,579)	$979	$(21,441)
(Loss) earnings per share:
Basic	$(0.19)	$(1.32)	$0.17	$(3.74)
Diluted	(0.19)	(1.32)	0.17	(3.74)
Weighted-average common shares outstanding:
Basic	5,762	5,760	5,762	5,730
Diluted	5,762	5,760	5,893	5,730

See Notes to Condensed Consolidated Financial Statements

Third Quarter 2012 Results	15

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows – (Unaudited)
(Dollars in millions)

	For the Nine Months Ended September 30,

	2012	2011

Net cash provided by (used in) operating activities	$32,279	$(6,714)

Cash flows provided by investing activities:
Purchases of trading securities held for investment	(1,542)	(2,483)
Proceeds from maturities and paydowns of trading securities held for investment	2,671	1,672
Proceeds from sales of trading securities held for investment	1,357	837
Purchases of available-for-sale securities	(34)	(44)
Proceeds from maturities and paydowns of available-for-sale securities	9,423	9,995
Proceeds from sales of available-for-sale securities	923	2,590
Purchases of loans held for investment	(141,539)	(44,276)
Proceeds from repayments of loans held for investment of Fannie Mae	22,540	18,467
Proceeds from repayments of loans held for investment of consolidated trusts	568,881	364,500
Net change in restricted cash	(9,147)	7,717
Advances to lenders	(97,508)	(43,363)
Proceeds from disposition of acquired property and preforeclosure sales	29,822	36,280
Net change in federal funds sold and securities purchased under agreements to resell or similar agreements	500	(24,199)
Other, net	56	137
Net cash provided by investing activities	386,403	327,830
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	550,087	572,828
Payments to redeem debt of Fannie Mae	(630,546)	(609,399)
Proceeds from issuance of debt of consolidated trusts	270,552	157,280
Payments to redeem debt of consolidated trusts	(601,523)	(444,160)
Payments of cash dividends on senior preferred stock to Treasury	(8,679)	(6,992)
Proceeds from senior preferred stock purchase agreement with Treasury	4,571	16,187
Other, net	(9)	150
Net cash used in financing activities	(415,547)	(314,106)
Net increase in cash and cash equivalents	3,135	7,010
Cash and cash equivalents at beginning of period	17,539	17,297
Cash and cash equivalents at end of period	$20,674	$24,307
Cash paid during the period for interest	$90,338	$97,592

See Notes to Condensed Consolidated Financial Statements

Third Quarter 2012 Results	16